EXHIBIT 99.1

Harbinger Group Names Omar Asali as its Chief Executive Officer

Company Changes Name to HRG Group, Inc.

NEW YORK, March 9, 2015 – Harbinger Group Inc. (the “Company”; NYSE: HRG) today announced that on March 6, 2015 it appointed Omar Asali, its President, to the additional position of Chief Executive Officer.  The Company also announced today that it has changed its name to HRG Group, Inc. with shares continuing to trade under the ticker “HRG.” Trading under the new name is expected to commence on March 11, 2015.

The Company’s Board of Directors noted: “After a thorough review, the Board elected Omar Asali to lead HRG forward as CEO.” Mr. Asali said, “I am grateful for the opportunity and look forward to leading the Company in the next stage of its development.”

Mr. Asali has been President and a Director of the Company since 2011.  From 2009 to 2011 he was a Managing Director at Harbinger Capital Partners LLC, responsible for global portfolio strategy and business development. Prior to that, Mr. Asali was at Goldman Sachs where he was most recently co-head of Goldman Sachs Hedge Fund Strategies and co-chair of its Investment Committee.

About the Company

HRG Group, Inc., formerly Harbinger Group Inc., is a diversified holding company focused on businesses that can, in the long term, generate sustainable free cash flow or high returns. The Company’s principal operations are conducted through businesses that: offer branded consumer products (such as consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, personal insect repellents); offer life insurance and annuity products; provide asset-backed loans; and own energy assets. The Company’s intention is to generally hold controlling equity interests, but it may also hold debt instruments or minority equity interests from time to time. For more information, visit: www.HRGgroup.com.

Source: HRG Group

Investors and Media:
HRG Group
James Hart, 212-906-8560
Investor Relations
investorrelations@HRGgroup.com